Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 29, 2008

Relating to Preliminary Prospectus Supplement

Dated January 28, 2008 and Prospectus Dated January 28, 2008

Registration Nos. 333-147114 and 333-147114-01

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: CenterPoint Energy Transition Bond Company III, LLC (the “Issuing Entity”) and CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”) have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-147114 and 333-147114-01) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity and CenterPoint Houston have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuing Entity, Citigroup Global Markets Inc. or Credit Suisse Securities (USA) LLC (the “Underwriters”) or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling the Underwriters toll free at (1-800-221-1037) or (1-877-858-5407).

CENTERPOINT ENERGY TRANSITION BOND COMPANY III, LLC

PRICING TERM SHEET

$488,472,000

2008 Senior Secured Transition Bonds

Syndicate:	Joint Bookrunners: Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC
Lead Manager: Morgan Stanley & Co. Incorporated Co-Manager: DEPFA First Albany Securities LLC

Required Ratings:* (Moody’s/ S&P/ Fitch)    Aaa/AAA/AAA

Scheduled Closing Date / Settlement Date:    February 12, 2008

Interest Payment Dates:    February 1 and August 1, commencing on February 1, 2009

Proceeds to Issuing Entity:    The total amount of proceeds to the Issuing Entity (as defined below) after underwriting discounts and commissions and before deduction of expenses (estimated to be approximately $3,400,000) is $486,169,433.

Financial Advisory / Structuring Fee:    Credit Suisse Securities (USA) LLC, as financial advisor to the Issuing Entity, has rendered certain financial advisory/structuring services to the Issuing Entity and will receive an aggregate fee of $670,487 for such services, which is included in estimated expenses.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Principal Payments	Coupon	Initial Price to Public**
A-1	$301,427,000	5.00	02/1/2017	02/1/2020	17	4.192%	99.96161%
A-2	$187,045,000	10.52	02/1/2020	02/1/2023	7	5.234%	99.94074%

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

** Interest on the Bonds will accrue from February 12, 2008 and must be paid by the purchaser if the Bonds are delivered after that date.

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance*
Initial Principal Balance	$301,427,000	$187,045,000
2/1/2009	$280,924,656	$187,045,000
8/1/2009	$268,256,701	$187,045,000
2/1/2010	$251,782,048	$187,045,000
8/1/2010	$237,859,224	$187,045,000
2/1/2011	$219,982,954	$187,045,000
8/1/2011	$204,690,875	$187,045,000
2/1/2012	$185,303,088	$187,045,000
8/1/2012	$168,762,944	$187,045,000
2/1/2013	$148,092,709	$187,045,000
8/1/2013	$130,422,319	$187,045,000
2/1/2014	$108,584,646	$187,045,000
8/1/2014	$89,707,258	$187,045,000
2/1/2015	$66,561,475	$187,045,000
8/1/2015	$46,371,221	$187,045,000
2/1/2016	$21,811,317	$187,045,000
8/1/2016	$211,722	$187,045,000
2/1/2017	-	$161,178,513
8/1/2017	-	$138,058,931
2/1/2018	-	$110,286,031
8/1/2018	-	$85,435,383
2/1/2019	-	$55,813,565
8/1/2019	-	$29,133,713
2/1/2020	-	-

*	Rounding results in a variation of $1.00 in the Tranche A-2 Balance.

EXPECTED SINKING FUND SCHEDULE

	Tranche A-1	Tranche A-2
Tranche Size	$301,427,000	$187,045,000
Date
2/12/2008	-	-
2/1/2009	$20,502,344	-
8/1/2009	$12,667,955	-
2/1/2010	$16,474,653	-
8/1/2010	$13,922,824	-
2/1/2011	$17,876,270	-
8/1/2011	$15,292,079	-
2/1/2012	$19,387,786	-
8/1/2012	$16,540,144	-
2/1/2013	$20,670,235	-
8/1/2013	$17,670,390	-
2/1/2014	$21,837,673	-
8/1/2014	$18,877,388	-
2/1/2015	$23,145,783	-
8/1/2015	$20,190,254	-
2/1/2016	$24,559,904	-
8/1/2016	$21,599,595	-
2/1/2017	$211,722	$25,866,487
8/1/2017	-	$23,119,582
2/1/2018	-	$27,772,900
8/1/2018	-	$24,850,648
2/1/2019	-	$29,621,819
8/1/2019	-	$26,679,852
2/1/2020	-	$29,133,713

Total Payments*	$301,427,000	$187,045,000

*	Rounding results in a variation of $1.00 in each of the totals.